EXHIBIT 99.1


                April 16, 2003


                For media inquiries:                For financial inquiries:
                Katherine Taylor                    John Hecht
                Investor Relations Manager          Chief Financial Officer
                815-961-7164                        815-961-2787

           AMCORE FINANCIAL, INC. REPORTS 1ST QUARTER EARNINGS GROWTH

                                  Flash Results

                  (Numbers in Thousands, Except Per Share Data)

                1st quarter 2003   1st quarter 2002   4th quarter 2002
Net Revenues        $63,947            $47,287            $54,328
Net Income          $10,721             $9,926            $12,279
Diluted Shares       24,936             24,851             24,945
Diluted EPS           $0.43              $0.40              $0.49

     ROCKFORD, IL -- AMCORE Financial, Inc. (Nasdaq: AMFI) reported earnings per share of $0.43 for first quarter 2003, an 8 percent increase, compared to $0.40 per diluted share in first quarter 2002. Net income in the first quarter of 2003 was $10.7 million, also an 8 percent increase from the $9.9 million in the prior-year period. Return on average equity was 12.01 percent for first quarter 2003 compared to 13.02 percent for first quarter 2002.

     "We have achieved earnings growth even with the expenses associated with our branch expansion activity," said Kenneth E. Edge, Chairman, President and CEO of AMCORE. "We continue to reshape our franchise, increasing our presence in the more rapidly growing areas of the Chicago suburbs, Rockford and Madison, Wisconsin. Since 2001, AMCORE has added nine new branches and currently plans to add six more during the remainder of 2003. And equally important, we have exited markets that no longer fit our strategic growth profiles. By year-end, we expect to have nearly two-thirds of our branches located in rapidly growing markets. This shift in the make-up of our market footprint is expected to help us increase revenues at a higher rate than historical averages."

     Highlights
     ----------

o Net interest income increased 14 percent to $34.5 million from $30.2 million a year ago. The net interest margin increased six basis points to
     3.56 percent in first quarter 2003 from 3.50 percent during the same period in 2002.

o Non-interest income increased $12.3 million from first quarter 2002. First quarter 2003 included an $8.2 million gain on the sale of six Wisconsin branches and a $2.5 million gain on the sale of $106 million of indirect automobile loans.

o Average loan balances grew 16 percent from a year ago, despite the sale of indirect automobile loans and the sale of six Wisconsin branches that included the transfer of $48 million in loans in March 2003.

o Provision for loan losses increased $9.9 million due to increases in non-performing loans, higher net charge-offs and increasing loan balances compared to first quarter 2002 and fourth quarter 2002. Total non-performing loans increased $6.2 million compared to fourth quarter 2002 and increased $1.4 million when compared to first quarter 2002.

                                     1 of 4

o Non-accrual loans as a percentage of total loans increased to 1.27 percent, up from 1.13 percent at December 31, 2002. Total non-performing loans, which include 90 days past due and non-accrual loans, rose 17 percent, or $6.2 million, compared to December 31, 2002.

o Operating expenses increased $5.6 million over first quarter 2002. The increase included costs associated with the branch expansion strategy and a $1.6 million charge for the early extinguishment of debt that occurred during the first quarter of 2003.

o The total earnings impact of the branching strategy was a decrease of two cents per share for the quarter, compared to a one-cent decrease in first quarter 2002.

     First Quarter Results
     ---------------------

     Net interest income in first quarter 2003 grew 14 percent from a year ago, or $4.3 million, due to strong loan growth and a 17 percent decrease in funding costs. The net interest margin increased to 3.56 percent, a six basis point increase from 3.50 percent during the same quarter a year ago and increased one basis point from fourth quarter 2002. "Net interest margin improved modestly in a period of lower interest rates and higher refinance activity," said Edge.

     Provision for loan losses increased $9.9 million due to increases in non-performing loans, higher net charge-offs and increasing loan balances compared to first quarter 2002. Total non-performing loans increased $6.2 million compared to fourth quarter 2002 and increased $1.4 million when compared to first quarter 2002.

     Average loans rose $392 million to $2.9 billion, a 16 percent increase from first quarter 2002. The growth came from increases of $327 million in commercial lending driven by AMCORE's expansion in Chicago suburban and Madison area markets and $124 million in consumer loans. The growth in loan balances occurred even with the sale of $106 million in indirect automobile loans and the transfer of $48 million in loans associated with the sale of six Wisconsin branches in early March 2003. "AMCORE's new branches have been very successful in generating strong loan growth," said Edge. "Our expertise and services appeal to mid-size businesses, which value personal attention and the depth of business products and personal financial services we provide."

     Partially offsetting AMCORE's commercial loan growth was a $59 million, or 12 percent, decline in 1-to-4 family real estate loans as mortgage interest rates reached 40-year lows. The high level of refinancing activity during the first quarter is expected to continue into second quarter 2003, further reducing the 1-to-4 family loan portfolio.

     Average bank-issued deposits grew to $2.7 billion, an increase of 6 percent, or $150 million, compared to a year ago. "Company-wide efforts to attract additional deposits, and our focus on primary transaction accounts, enabled us to achieve this growth despite the transfer of $113 million in deposits with the Wisconsin branch sales," said Edge. "We are continuing to focus on deposit growth in 2003 because we believe it is the most economical means to support our branch expansion."

     Total non-interest income increased $12.3 million, compared to the same period a year ago. The increase was primarily related to the $8.2 million gain on the sale of six Wisconsin branches and a $2.5 million gain on the sale of $106 million in indirect automobile loans.

     Trust and asset management revenues decreased $952,000, or 14 percent, to $5.7 million in first quarter 2003. Volatility in the equity markets, especially the S&P 500 index, lowered the value of AMCORE-managed assets, which, in turn, caused a reduction in fee revenue. Assets under administration totaled $5.4 billion as of the end of the quarter, including $845 million in the Vintage Mutual Funds and $1.1 billion of the bank's investment portfolio.

                                     2 of 4

     While trust and asset management operations continue to be challenged by market conditions, mortgage activity more than offset the decline in trust and asset fees. Mortgage revenues increased 117 percent, or $2.2 million, compared to the prior-year period. During the first quarter, mortgage applications grew to $313 million compared to $124 million during the same quarter a year ago. Mortgage closings totaled $205 million in first quarter 2003, a 92 percent increase compared to the $107 million in the same period a year ago. Of total first quarter closings, 82 percent were due to refinancing. "We continue to focus on increasing new home mortgages, which have also increased due to expansion in our growth markets," said Edge.

     Total operating expenses increased $5.6 million in first quarter 2003 from a year ago. The increase was the result of higher personnel and occupancy costs, due in part to the Company's branch expansion initiative as well as $1.6 million in prepayment penalties related to restructuring Federal Home Loan Bank advances.

     Asset Quality & Reserves
     ------------------------

     Total non-performing loans, including loans 90 days past due and still accruing interest, rose $6.2 million from December 31, 2002 and increased $1.4 million from the same period a year ago. The increase from year end 2002 included one automobile dealership credit totaling $4.2 million that was placed on nonaccrual late in the first quarter 2003. Total non-performing assets, which include non-performing loans, foreclosed real estate and other repossessed assets, increased $5.7 million, or 14 percent, from December 31, 2002, but decreased 3 percent, or $1.5 million, from March 31, 2002. Total non-performing assets to total assets was 1.08 percent at March 31, 2003, up from 0.92 percent at December 31, 2002, but down from 1.18 percent at March 31, 2002.

     Total non-accrual loans as a percentage of loans increased from 1.13 percent at December 31, 2002 to 1.27 percent and was down modestly from 1.29 percent at March 31, 2002. The allowance for loan losses, as a percentage of ending loans, increased to 1.40 percent from 1.22 percent at December 31, 2002 and 1.33 percent at March 31, 2002. The allowance to non-accrual loans was 110 percent compared to 108 percent at December 31, 2002 and 103 percent at March 31, 2002.

     Net-charge-offs in the first quarter 2003 more than doubled compared to the year-earlier period due to higher auto losses from lower used car values and a weaker manufacturing environment. Net charge-offs were $6.8 million in the first quarter 2003, an increase of $3.9 million from both the fourth quarter 2002 and the first quarter of 2002. Net charge-offs were 95 basis points of average loans on an annualized basis during the first quarter 2003 compared to 41 basis points in the fourth quarter 2002 and 46 basis points for the year ago period.

     "By increasing reserves, the Company addressed the increase in non-performing loans and probable losses in the portfolio and is positioned to withstand the current economic weakness. We also have expanded our workout and collection staffs enabling us to address deteriorating credits more quickly, before further erosion of value," said Edge.

     Branching Update
     ----------------

     During first quarter 2003, AMCORE continued to increase its presence in key cities where AMCORE believes opportunities to increase revenues are greatest. At the same time, AMCORE exited markets that no longer fit its growth objectives. New branches opened since April 2001 have contributed total loans of $296.9 million and total deposits of $88.9 million at March 31, 2003.

     The impact of the branching strategy was a decrease of two cents per share for the first quarter. In 2003, AMCORE's branch expansion program is expected to result in an earnings dilution of $0.10 to

                                     3 of 4

$0.15 per share as start-up costs initially outpace net revenues. "We will continue to monitor and manage the level of this decrease as we plan the pace of new branch openings in 2003," Edge said.

     AMCORE Financial, Inc. focuses on delivering tailored financial business products and asset management services to customers in selected Midwestern markets. The Company is headquartered in Northern Illinois with investment assets under administration of $5.4 billion, including $1.1 billion of the bank's investment portfolio, and banking assets of $4.4 billion with 59 locations in Illinois, Wisconsin and Iowa.

     AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, capital management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.

     This news release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by the Company's officers and directors to press, potential investors, securities analysts and others will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of AMCORE. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements are based upon beliefs and assumptions of AMCORE's management and on information currently available to such management. The use of the words "believe", "expect", "anticipate", "plan", "estimate", "should", "may", "will" or similar expressions identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any forward-looking statements in light of new information or future events.

     Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors - many of which are beyond the ability of the Company to control or predict - could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new or existing competitors; (II) adverse state, local and federal legislation and regulation; (III) failure to obtain new customers and retain existing customers; (IV) inability to carry out marketing and/or expansion plans; (V) ability to attract and retain key executives or personnel; (VI) changes in interest rates including the effect of prepayment;
(VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations; (IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors; (XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XIV) technological changes; (XV) changes in accounting principles generally accepted in the United States of America; (XVI) changes in assumptions or conditions affecting the application of "critical accounting policies"; and (XVII) inability of third-party vendors to perform critical services for the company or its customers.

     AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the company's website at www.AMCORE.com and at www.VintageFunds.com.

                                     4 of 4

                             AMCORE Financial, Inc.
                         CONSOLIDATED FINANCIAL SUMMARY
                                   (Unaudited)

                                         ----------------------------------------------------------------------------------
($ in 000's, except per share data)       1st Qtr.      2nd Qtr.      3rd Qtr.      4th Qtr.      1st Qtr.       1Q 03/02
        SHARE DATA                          2002          2002          2002          2002          2003        Incr (Decr)
                                         ----------------------------------------------------------------------------------
Diluted earnings                         $     0.40    $     0.42    $     0.43    $     0.49    $     0.43         7.5%

Cash dividends                           $     0.16    $     0.16    $     0.16    $     0.16    $     0.16         0.0%

Book value                               $    12.51    $    13.39    $    14.15    $    14.40    $    14.56        16.4%

Average diluted shares outstanding           24,851        24,926        24,923        24,945        24,936         0.3%

        INCOME STATEMENT

Net interest income                      $   30,179    $   32,193    $   33,858    $   34,538    $   34,516        14.4%

Provision for loan losses                     2,640         2,653         3,360         3,921        12,575       376.3%

Non-interest income:
   Trust & asset management                   6,690         6,189         5,929         5,899         5,738       (14.2%)
   Service charges on deposits                3,867         4,113         4,882         5,007         4,398        13.7%
   Mortgage revenues                          1,845           494         1,049         4,552         3,998       116.7%
   Company owned life insurance               1,257         1,469         1,458         1,500         1,783        41.8%
   Gain on sale of loans/branches                --            --            --            --        10,723         N/A
   Net security gains                           734           625         1,144            --           273       (62.8%)
   Other                                      2,715         3,119         2,943         2,832         2,518        (7.3%)
                                         ----------------------------------------------------------------------------------
Total non-interest income                    17,108        16,009        17,405        19,790        29,431        72.0%

Operating expenses:
   Personnel costs                           18,212        18,257        19,963        20,269        20,491        12.5%
   Net occupancy and equipment                3,753         3,880         4,070         3,958         4,588        22.2%
   Data processing                            1,645         1,616         1,624         1,898         1,790         8.8%
   Professional fees                          1,021         1,074         1,112         1,055         1,062         4.0%
   Advertising & business development         1,246         1,145         1,095         1,228         1,045       (16.1%)
   Communication expense                      1,032         1,027           999         1,070         1,201        16.4%
   Other                                      4,522         4,489         5,095         4,660         6,826        51.0%
                                         ----------------------------------------------------------------------------------
Total operating expenses                     31,431        31,488        33,958        34,138        37,003        17.7%
                                         ----------------------------------------------------------------------------------

Income before income taxes                   13,216        14,061        13,945        16,269        14,369         8.7%
   Income taxes                               3,290         3,478         3,262         3,990         3,648        10.9%
                                         ----------------------------------------------------------------------------------
Net income                               $    9,926    $   10,583    $   10,683    $   12,279    $   10,721         8.0%
                                         ==================================================================================

        KEY RATIOS AND DATA

Net interest margin (FTE)                      3.50%         3.51%         3.55%         3.55%         3.56%
Return on average assets                       1.01%         1.01%         0.97%         1.10%         0.98%
Return on average equity                      13.02%        13.29%        12.53%        13.89%        12.01%
Efficiency Ratio                              63.74%        62.72%        63.07%        60.80%        64.04%
Equity/assets (end of period)                  7.49%         7.71%         7.92%         7.87%         8.27%
Tangible equity/assets (end of period)         7.13%         7.37%         7.59%         7.55%         7.94%

Allowance to ending loans                      1.33%         1.27%         1.24%         1.22%         1.40%
Allowance to non-accrual loans               102.79%       115.37%       124.28%       108.24%       110.37%
Non-accrual loans to loans                     1.29%         1.10%         0.99%         1.13%         1.27%
Non-performing assets to total assets          1.18%         0.93%         0.89%         0.92%         1.08%

Total assets under administration        $4,828,679    $4,610,108    $4,427,569    $4,621,876    $4,385,686
Mortgage loans closed                    $  106,633    $  104,313    $  206,277    $  300,731    $  205,126

NOTE: The efficiency ratio is calculated by dividing total operating expenses excluding expenses on foreclosed real estate, by the sum of tax equivalent net interest income and non-interest income excluding gain on sale of branches.

AMCORE Financial, Inc.
(Unaudited)

                                            --------------------------------------------------------------------------------------
($ in 000's)                                   1st Qtr.       2nd Qtr.       3rd Qtr.       4th Qtr.       1st Qtr.     1Q 03/02
        AVERAGE BALANCE SHEET                   2002           2002           2002           2002           2003       Incr (Decr)
                                            --------------------------------------------------------------------------------------
Assets:
Investment securities                        $1,086,962     $1,218,892     $1,214,179     $1,145,761     $1,108,334        2.0%
Short-term investments                           15,639         21,319         10,506         12,865          8,415      (46.2%)
Loans held for sale                              52,171         26,944         46,728         80,476         53,843        3.2%
   Commercial loans                             714,297        731,775        734,247        734,378        759,934        6.4%
   Commercial real estate                       834,512        865,012        951,786      1,026,771      1,115,425       33.7%
   Residential real estate                      498,873        492,400        484,122        464,713        440,192      (11.8%)
   Consumer loans                               462,487        513,806        557,683        592,569        586,261       26.8%
                                            --------------------------------------------------------------------------------------
Total loans                                   2,510,169      2,602,993      2,727,838      2,818,431      2,901,812       15.6%
Allowance for loan losses                       (34,037)       (34,096)       (34,643)       (34,928)       (35,001)       2.8%
Other non-earning assets                        353,965        366,658        384,138        405,032        403,172       13.9%
                                            --------------------------------------------------------------------------------------
Total assets                                 $3,984,869     $4,202,710     $4,348,746     $4,427,637     $4,440,575       11.4%
                                            ======================================================================================
Liabilities and Stockholders' Equity:
   Non-interest bearing deposits             $  350,070     $  356,195     $  360,049     $  378,694     $  370,132        5.7%
   Interest-bearing transaction accounts      1,029,517      1,071,847      1,126,334      1,117,782      1,124,422        9.2%
   Time deposits                              1,211,031      1,259,189      1,267,353      1,274,451      1,246,212        2.9%
                                            --------------------------------------------------------------------------------------
Total Bank issued deposits                    2,590,618      2,687,231      2,753,736      2,770,927      2,740,766        5.8%
                                            --------------------------------------------------------------------------------------
Wholesale deposits                              282,408        381,325        419,206        451,083        553,767       96.1%
Short-term borrowings                           497,063        533,888        546,622        583,602        514,470        3.5%
Long-term borrowings                            238,696        217,766        210,996        185,139        184,835      (22.6%)
Other liabilities                                66,845         63,169         79,926         86,075         84,715       26.7%
                                            --------------------------------------------------------------------------------------
Total liabilities                             3,675,630      3,883,379      4,010,486      4,076,826      4,078,553       11.0%
                                            --------------------------------------------------------------------------------------
Realized Stockholders' Equity                   305,062        312,574        322,254        328,100        340,073       11.5%
Other Comprehensive Income                        4,177          6,757         16,006         22,711         21,949      425.5%
                                            --------------------------------------------------------------------------------------
Total Stockholders' Equity                      309,239        319,331        338,260        350,811        362,022       17.1%
                                            --------------------------------------------------------------------------------------
Total Liabilities & Stockholders' Equity     $3,984,869     $4,202,710     $4,348,746     $4,427,637     $4,440,575       11.4%
                                            ======================================================================================

        CREDIT QUALITY
Ending allowance for loan losses             $   33,710     $   33,986     $   34,177     $   35,214     $   39,600       17.5%
Net charge-offs                                   2,870          2,377          3,169          2,884          6,782      136.3%
Net charge-offs to avg loans (annualized)          0.46%          0.37%          0.46%          0.41%          0.95%
Non-accrual assets:
   Non-accrual loans                         $   32,796     $   28,369     $   27,501     $   32,535     $   35,879        9.4%
   Loans 90 days past due & still accruing        8,046          5,479          7,337          3,555          6,362      (20.9%)
                                            --------------------------------------------------------------------------------------
       Total non-performing loans                40,842         33,848         34,838         36,090         42,241        3.4%
   Foreclosed real estate                         6,583          3,844          3,118          3,415          3,248      (50.7%)
   Other foreclosed assets                        1,311          2,358          1,362          2,024          1,698       29.5%
                                            --------------------------------------------------------------------------------------
      Total non-performing assets            $   48,736     $   40,050     $   39,318     $   41,529     $   47,187       (3.2%)
                                            ======================================================================================

        YIELD AND RATE ANALYSIS
Assets:
Investment securities (FTE)                        6.12%          6.10%          5.92%          5.59%          5.27%
Short-term investments                             1.45%          1.66%          1.47%          1.42%          1.06%
Loans held for sale                                6.17%          7.10%          5.42%          5.20%          4.96%
   Commercial loans                                6.35%          6.36%          6.36%          6.05%          5.78%
   Commercial real estate                          6.99%          6.73%          6.56%          6.31%          5.97%
   Residential real estate                         7.49%          7.29%          7.19%          6.71%          6.45%
   Consumer loans                                  8.08%          7.89%          7.72%          7.48%          7.27%
                                            -------------------------------------------------------------------------
Total loans (FTE)                                  7.21%          7.09%          6.95%          6.67%          6.35%
                                            -------------------------------------------------------------------------
Total interest-earning assets (FTE)                6.88%          6.79%          6.67%          6.36%          6.07%
                                            =========================================================================
Liabilities:
   Interest-bearing transaction accounts           1.73%          1.72%          1.65%          1.27%          0.87%
   Time deposits                                   4.74%          4.49%          4.33%          4.12%          3.82%
                                            -------------------------------------------------------------------------
Total Bank issued deposits                         3.35%          3.22%          3.07%          2.79%          2.42%
                                            -------------------------------------------------------------------------
Wholesale deposits                                 6.30%          5.48%          5.08%          4.34%          3.76%
Short-term borrowings                              3.35%          3.39%          3.19%          2.76%          2.50%
Long-term borrowings                               5.96%          5.92%          5.94%          6.41%          6.10%
                                            -------------------------------------------------------------------------
Total interest-bearing liabilities                 3.80%          3.66%          3.49%          3.16%          2.82%
                                            =========================================================================
Net interest spread                                3.08%          3.13%          3.18%          3.20%          3.25%
Net interest margin (FTE)                          3.50%          3.51%          3.55%          3.55%          3.56%
                                            =========================================================================